EXHIBIT 99.1

Penn Treaty Receives 45-Day Trading Extension From NYSE

Allentown, PA – December 28, 2007 – Penn Treaty American Corporation (NYSE: PTA) today announced that the New York Stock Exchange (“NYSE”) has approved the Company’s request for a 45- day trading extension until February 16, 2008. The Company requested the trading extension while it completes its financial results and Form 10-K for the period ended December 31, 2006. The NYSE granted the extension request noting that it retains the right to revoke the extension and delist the Company’s common stock if certain milestones are not reached in connection with the completion of the Company’s financial statements.

The Company is completing its assessment of the potential need to restate financial statements for fiscal 2003, 2004 and 2005 as discussed on the October 2007 investor conference call. The Company believes that a conclusion will be reached prior to or during the week of January 7, 2008. The Company will then announce the steps necessary to complete its financial statements.

Penn Treaty, through its subsidiary insurers, specializes in the sale and distribution of long-term care insurance products. Penn Treaty has been a market innovator and major provider for over 35 years.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, (i) its continued listing on the NYSE and the impact of its delisting and (ii) the completion of its Form 10-K for the period ended December 31, 2006. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation

Contact:	Cameron Waite, Executive VP, Strategic Operations
800.222.3469

cwaite@penntreaty.com

Kelly Prentice

Kimball Communications, LLC

610.559.7585

610.730.2560

kprentice@kimballcomm.com